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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS



We consent to the use in this Amendment No. 3 to Registration Statement No. 333-42282 of BrightStar Information Technology Group, Inc. on Form S-1 of our report, dated March 30, 1999, on the consolidated balance sheet of BrightStar Information Technology Group, Inc. as of December 31, 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended September 30, 1997, the three months ended December 31, 1997 and the year ended December 31, 1998 (of which the 1998 financial statements have been restated and are no longer presented therein), appearing in the Prospectus, which is part of this Registration Statement.


We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP


Dallas, Texas
December 18, 2000